EX-99.j.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Delaware Group® Tax-Free Fund and Voyageur Mutual Funds of our report dated October 30, 2024, relating to the financial statements and financial highlights, which appears in Macquarie Tax-Free USA Fund (formerly, Delaware Tax-Free USA Fund), Macquarie Tax-Free USA Intermediate Fund (formerly, Delaware Tax-Free USA Intermediate Fund) and Macquarie National High-Yield Municipal Bond Fund’s (formerly, Delaware National High-Yield Municipal Bond Fund) Annual Report on Form N-CSR for the year ended August 31, 2024. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
December 23, 2024